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                                                                   EXHIBIT 99.1


                  [BIODYNAMICS INTERNATIONAL, INC. LETTERHEAD]


                                  NEWS RELEASE

RELEASE:  IMMEDIATE                                     NASDAQ:  BDYN

CONTACT:  PETER J. FINNERTY
          (973) 359-8444



                        BIODYNAMICS INTERNATIONAL, INC.
                 PLAN OF REFINANCING AND CAPITAL RESTRUCTURING
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PARSIPPANY, NEW JERSEY - (September 16, 1997) - Biodynamics International, Inc.
announced today that it has received the proceeds of a $1 million bridge loan from Renaissance Capital Group, Dallas, Texas, ("Renaissance").

In an agreement reached between the Company, Renaissance, the Company's Mezzanine Lenders and a majority of the preferred shareholders, Renaissance will combine this $1 million bridge loan and the $1 million bridge loan made in June, 1997 into a single five year Convertible Debenture and the Company's Mezzanine Lenders will convert their total debt into common shares. Both of these actions were conditioned upon the waiver of the anti-dilution provision of the Series C Preferred Shares by the preferred shareholders and conversion of their holdings into common shares. In addition, it will be necessary to increase the authorized capital of the Company.

At a special meeting of holders of Series C Preferred Shares on September 16, 1997 the required two-thirds of the holders gave their approval to the anti-dilution waiver and conversion to common shares. The total of approximately $15.6 million of outstanding Series C Preferred Shares will convert to approximately 18.4 million common shares. Series C Preferred shareholders will also receive three (3) year warrants to purchase a total of approximately 18.4 million shares for approximately $4.6 million.

The Mezzanine Lenders have agreed to exchange approximately $4.2 million now due from the Company's German subsidiary into approximately 26 million common shares.


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The $2 million Renaissance Convertible Debenture will convert into approximately 43.8 million shares at Renaissance's option. Renaissance will be issued warrants to purchase a total of approximately 7.9 million additional shares for approximately $2 million. On a fully diluted basis, Renaissance will own approximately 51% of the total issued and outstanding shares of the Company.

A special meeting of the shareholders will be held as soon as possible for the purpose of accomplishing the above transactions. It is also expected that the Company will seek the approval of its shareholders for a reverse stock split.

Commenting on these events, Company President Karl H. Meister stated "this has been an extremely difficult period for our Company which began with the Japanese government's ban on all dura mater. It would have been impossible for us to recover from this severe blow without the additional funding provided by Renaissance. The agreements reached with our Mezzanine Lenders and Institutional Investors will substantially reduce our debt and improve our capital structure. Management can now devote its complete effort to rebuilding our business both territorially and with the introduction of new products."

Biodynamics International, Inc. is a world leader in safe bioimplants for tissue repair, with offices in Parsippany, New Jersey and Erlangen, Germany, processing and manufacturing facilities in Alachua, Florida and Neunkirchen, Germany and worldwide distribution.


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